                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. __)*

                                      ILOG, S.A.
                                   (Name of Issuer)

                    Ordinary Shares, Nominal Value FF 4 per share
                            (Title of Class of Securities)

                                      452360100
                                    (CUSIP Number)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 421963109            13G               Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners VI, Limited Partnership
06-1412578
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                              (a) [ ]
                                                              (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of  (5)  Sole Voting Power            1,354,847 shares of
Shares                                       common stock
Bene-
ficially   (6)  Shared Voting Power          Not applicable
Owned by
Each       (7)  Sole Dispositive Power       1,354,847 shares of
Reporting                                    common stock
Person
With       (8)  Shared Dispositive Power     Not applicable

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,354,847 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

10.5%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

Cusip No. 421963109            13G               Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates VI, LLC
06-1462392
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power             Not applicable
Shares
Bene-          (6)  Shared Voting Power           1,354,847 shares of
ficially                                          common stock
Owned by
Each           (7)  Sole Dispositive Power        Not applicable
Reporting
Person         (8)  Shared Dispositive Power      1,354,847 shares of
With                                              common stock



-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,354,847 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   10.5%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

Cusip No. 421963109            13G               Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak VI Affiliates Fund, Limited Partnership
06-1414970
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power             24,261 shares of
Shares                                            common stock
Bene-
ficially       (6)  Shared Voting Power           Not applicable
Owned by
Each           (7)  Sole Dispositive Power        24,261 shares of
Reporting                                         common stock
Person
With           (8)  Shared Dispositive Power      Not applicable


-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

24,261 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                             [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

0.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

Cusip No. 421963109            13G               Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak VI Affiliates, LLC
06-1414968
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power             Not applicable
Shares
Bene-          (6)  Shared Voting Power           24,261 shares of
ficially                                          common stock
Owned by
Each           (7)  Sole Dispositive Power        Not applicable
Reporting
Person         (8)  Shared Dispositive Power      24,261 shares of
With                                              common stock


-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

24,261 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                             [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

0.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

Cusip No. 421963109            13G               Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------





Number of      (5)  Sole Voting Power             Not applicable
Shares
Bene-          (6)  Shared Voting Power           1,379,108 shares of
ficially                                          common stock
Owned by
Each           (7)  Sole Dispositive Power        Not applicable
Reporting
Person         (8)  Shared Dispositive Power      1,379,108 shares of
With                                              common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,379,108 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

10.7%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

Cusip No. 421963109            13G               Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power        Not applicable
Shares
Bene-          (6)  Shared Voting Power      1,379,108 shares of
ficially                                     common stock
Owned by
Each           (7)  Sole Dispositive Power   Not applicable
Reporting
Person
With           (8)  Shared Dispositive Power 1,379,108 shares of
                                             common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,379,108 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

10.7%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109            13G               Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power        Not applicable
Shares
Bene-          (6)  Shared Voting Power      1,379,108 shares of
ficially                                     common stock
Owned by
Each           (7)  Sole Dispositive Power   Not applicable
Reporting
Person
With           (8)  Shared Dispositive Power 1,379,108 shares of
                                             common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,379,108 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

10.7%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109            13G               Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power        Not applicable
Shares
Bene-          (6)  Shared Voting Power      1,379,108 shares of
ficially                                     common stock
Owned by
Each           (7)  Sole Dispositive Power   Not applicable
Reporting
Person
With           (8)  Shared Dispositive Power 1,379,108 shares of
                                             common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,379,108 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

10.7%
-------------------------------------------------------------------

12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109            13G              Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power        Not applicable
Shares
Bene-          (6)  Shared Voting Power      1,379,108 shares of
ficially                                     common stock
Owned by
Each           (7)  Sole Dispositive Power   Not applicable
Reporting
Person
With           (8)  Shared Dispositive Power 1,379,108 shares of
                                             common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,379,108 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

10.7%
-------------------------------------------------------------------

12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109            13G              Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power        Not applicable
Shares
Bene-          (6)  Shared Voting Power      1,379,108 shares of
ficially                                     common stock
Owned by
Each           (7)  Sole Dispositive Power   Not applicable
Reporting
Person
With           (8)  Shared Dispositive Power 1,379,108 shares of
                                             common stock

------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,379,108 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

10.7%
-------------------------------------------------------------------

12 Type of Reporting Person (See Instructions)

IN

Cusip No. 421963109            13G              Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [ ]
                                                            (b) [ ]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------

Number of      (5)  Sole Voting Power        Not applicable
Shares
Bene-          (6)  Shared Voting Power      1,379,108 shares of
ficially                                     common stock
Owned by
Each           (7)  Sole Dispositive Power   Not applicable
Reporting
Person
With           (8)  Shared Dispositive Power 1,379,108 shares of
                                             common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

1,379,108 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                            [ ]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

10.7%
-------------------------------------------------------------------

12 Type of Reporting Person (See Instructions)

IN

                                                Page 13 of 19 Pages

                                     Schedule 13G
                    Ordinary Shares, Nominal Value FF 4 per share
                                 CUSIP No. 452360100

Item 1(a)      Name of Issuer:
                    ILOG, S.A.

Item 1(b)      Address of Issuer's Principal Executive Offices:
                    9 Rue De Verdun
                    94253 Gentilly, France
                    and
                    1901 Landings Drive
                    Mountain View, California  94043

Item 2(a)      Name of Person filing:

     Oak Investment Partners VI, Limited Partnership
     Oak Associates VI, LLC
     Oak VI Affiliates Fund, Limited Partnership
     Oak VI Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)      Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)      Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)      Title of Class of Securities:

     Ordinary Shares, Nominal Value FF 4 per share

Item 2(e)      CUSIP Number: 452360100

Item 3         Not Applicable.

Item 4         Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 12,928,781 shares outstanding as of December 31, 1997, as reported in a recent press release of the Issuer.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5         Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8         Identification and Classification of Members of the Group.

     Not applicable

Item 9         Notice of Dissolution of Group.

     Not applicable

Item 10        Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 1998

                              Oak Investment Partners VI,
                              Limited Partnership

                              By:  Oak Associates VI, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------
                                   Managing Member

                              Oak Associates VI, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------
                                   Managing Member


                              Oak VI Affiliates Fund, Limited Partnership

                              By:  Oak VI Affiliates, LLC
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------
                                   Managing Member


                              Oak VI Affiliates, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   ------------------------
                                   Managing Member

                              OAK MANAGEMENT CORPORATION


                         By:  /s/ Edward F. Glassmeyer
                              ---------------------------
                              Name:  Edward F. Glassmeyer
                              Title: President



                              /s/ Bandel L. Carano
                              ---------------------------
                              Bandel L. Carano



                              /s/ Fredric W. Harman
                              ---------------------------
                              Fredric W. Harman



                              /s/ Gerald R.Gallagher
                              ---------------------------
                              Gerald R. Gallagher



                              /s/ Edward F. Glassmeyer
                              ---------------------------
                              Edward F. Glassmeyer



                              /s/ Ann H. Lamont
                              ---------------------------
                              Ann H. Lamont



                              /s/ Eileen M. More
                              ---------------------------
                              Eileen M. More

                                  INDEX TO EXHIBITS


                                                       Page

EXHIBIT A           Agreement of Reporting Persons     18